Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Registration Statement on Form N-14 of Fidelity Summer Street Trust: Fidelity Global High Income Fund and Fidelity High Income Fund of our reports dated June 21, 2023, relating to the financial statements and financial highlights, which appear in the above referenced funds’ Annual Reports on Form N-CSR for the year ended April 30, 2023. We also consent to the references to us under the headings “Additional Information About the Funds” and “Experts” in such Registration Statement, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information dated June 29, 2023 for Fidelity Global High Income Fund and Fidelity High Income Fund, which are also incorporated by reference in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 2, 2024